Exhibit 16.1

November 27, 2007

Mr. Larry Colton

Chief Financial Officer

Eautoclaims, Inc.

110 E. Douglas Rd

Oldsmar, Florida 34677

Dear Mr. Colton:

Effective October 3, 2007, the partners of Goldstein Golub Kessler LLP (GGK), became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement. As a result of this transaction, the client-auditor relationship between Eautoclaims, Inc. (Commission File Number 000-1034794) and GGK, independent registered public accounting firm, has ceased effective November 27, 2007.

Sincerely,

GOLDSTEIN GOLUB KESSLER LLP

cc:	PCAOB Letter File

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561